Exhibit 99.1

News Release

Contacts:

Investors:    Ryan Richards

980-465-5000 | investors@truist.com

Aaron Reeves

336-733-2874 | investors@truist.com

Media:         Shelley Miller

704-692-1518 | media@truist.com

Truist issues first social bond to advance environmental, social and governance focus

Proceeds to fund investments in affordable housing and greater access to essential services

CHARLOTTE, N.C., (March 2, 2021) – Truist Financial Corporation (NYSE: TFC) demonstrated its commitment to corporate social responsibility by issuing its first social bond of $1.25 billion in aggregate principal amount. As part of the company’s multitiered environmental, social and governance (ESG) strategy, the net proceeds from the issuance will support new and existing eligible social programs, including investments in affordable housing and enhancements to essential nonprofit services for communities in need.

“We were thrilled by investor reception of our first social bond, particularly in the face of significant market volatility,” said Corporate Treasurer Donna Goodrich. “Our heavily oversubscribed issuance demonstrated investor enthusiasm for this asset class and a desire to further the important work of building our communities, while also affirming confidence in Truist’s credit quality.”

Notable terms and aspects of the social bond issuance include:

•	First social bond issued by a U.S. regional bank

•	1.267% fixed-to-floating rate senior notes due March 2, 2027 (CUSIP: 89788MAD4)

•	Redeemable prior to maturity via a call feature included in the 6-year non-call 5 (6NC-5) structure

•	Participation from more than 120 investors, including high-quality ESG-dedicated portfolios, with order book oversubscribed by 2.7 times

•	Pricing reflected tightest new issue spread for a 6NC-5 note issued by a U.S. bank (50 basis point spread to the benchmark Treasury yield)

“Investing in our communities is one of the most tangible ways we’re able to fulfill our purpose of inspiring and building better lives and communities,” said Head of Truist Corporate Social Responsibility Tori Kaplan. “This first social bond marks a significant milestone in our overall ESG commitment and our journey to advancing equity in the communities we serve.”

In its first year, Truist strengthened and formalized its ESG program by publishing its Corporate Social Responsibility Report and disclosing key information in accordance with leading ESG frameworks. Additionally, Truist achieved the following ESG milestones in 2020:

Environmental:

•	Extended $2.4 billion of renewable energy and sustainability financing

•	Provided $534.4 million in solar funding, which reached 15,703 households

•	Planted 800+ acres of trees in partnership with American Forests

•	Disclosed Scope 1 and 2 emissions

•	Published the company’s first Environmental Statement in Truist Corporate Social Responsibility report

Social:

•	Continued execution on our $60 billion Community Benefits Plan to lend to and invest in low- and moderate-income borrowers and communities from 2020 to 2022

•	Provided $7.4 billion in community development loans, including loans for affordable housing

•	Awarded $178.6 million in total giving by Truist including the Truist Charitable Fund, Truist Foundation, Community Reinvestment Act and regional giving

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Contributed $78 million to efforts advancing diversity, equity and inclusion, including awarding social justice grants, supporting historically Black colleges and universities (HBCUs), funding diverse small businesses and empowering the communities Truist serves through diversity initiatives

•	Completed more than 1,700 community service projects through the Lighthouse Project

•	Signed PwC’s CEO Action for Diversity & Inclusion pledge

Governance:

•	Demonstrated diverse representation on the Truist Board of Directors, with 45% of the board being racially, ethnically or gender diverse

•	Exceeded year one target to increase spend with diverse suppliers and enhance supplier diversity at Truist

•	Created the Truist ESG Council

•	Received a 100% score on the Human Rights Campaign’s Corporate Equality Index

“In addition to advancing our commitment to a stronger ESG program, this bond extends our community development initiatives by creating a new, targeted funding vehicle to drive permanent and measurable social change,” said Truist Director of Investor Relations Ryan Richards. “It’s another way Truist is standing for better to advance diversity, equity and inclusion in our communities.”

Truist issued the social bonds in accordance with the Truist Sustainable Financing Framework, which guides the company’s issuance of green, social and sustainable instruments. The framework addresses the four core components of the International Capital Markets Association (ICMA) Green Bond Principles, Social Bond Principles and Sustainability Bond Guidelines on use of funds; project selection and evaluation processes; management of proceeds; and reporting. Truist has obtained an independent second-party opinion on the framework from Sustainalytics. Learn more about the framework and second-party opinion here.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the social bonds or any other securities, nor shall there be any sale of the social bonds in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Truist

Truist Financial Corporation (NYSE: TFC) is a purpose-driven financial services company committed to inspiring and building better lives and communities. Formed by the historic merger of equals of BB&T and SunTrust, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $509 billion as of December 31, 2020. Truist Bank, Member FDIC. Learn more at Truist.com.

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